EXHIBIT 99.1


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                               FLEXIBLE SOLUTIONS

(a)
(b)
(c)   NEWS RELEASE
a     August 14, 2013

(d) FSI ANNOUNCES SECOND QUARTER, 2013 FINANCIAL RESULTS Conference call scheduled for Thursday August 15th, 11:00am Eastern time,
                               8:00am Pacific Time
                            See dial in number below


VICTORIA, BRITISH COLUMBIA, August 14, 2013 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the second quarter (Q2) ended June 30, 2013.

Mr. Daniel B. O'Brien, CEO, states, "We are pleased with the second quarter results. Year over year revenue growth was positively affected by agricultural sales made in Q2 that would have been booked in Q1 had the planting season been on time." Mr. O'Brien continues, "It is worthwhile mentioning that as a result of our January 1st, 2013 change in accounting for Taber, AB operations and its historical losses, our taxable income is greatly reduced. Until all the historical losses are applied against future income, we suggest that reviewing changes in current assets, liabilities and long term debt will help interpret the forward momentum of the Company."

     o Sales in the second quarter (Q2) were $4,884,629, up approximately 30% when compared to sales of $3,761,729 in the corresponding period a year ago. The financials give a Q2, 2013 accounting net income of $70,169, or $0.01 per share compared to an accounting net loss of $465,995, or $0.04 per share in Q2, 2012.

     o Basic weighted average shares used in computing per share amounts in Q2 were 13,169,991 for both 2013 and 2012.

     o Non-GAAP operating cash flow: For the 6 months ending June 30, 2013, net income reflects $715, 986 of non-cash charges (depreciation and stock option expenses), as well as net income tax ($70,000), interest expense ($55,880) and other minor items ($2,057) not related to operating or current operating activities. When these items are removed the Company shows operating cash flow of $975,138, or $0.07 per share. This compares with operating cash flow of $1,171,923, or $0.09 per share, in the corresponding 6 months of 2012 (see the table that follows for details of these calculations).

* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Wednesday August 15th to discuss the financials. Call 1-877-941-9205 (or 480-629-9771). The conference call title, "Second Quarter Financials," may be requested.*

The above information and following table contain supplemental information regarding income and cash flow from operations for the 6 months ended June 30, 2013. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                                       1
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                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
            For 3 Months Ended June 30 (6 Months Operating Cash Flow)
                                   (Unaudited)

                                                     3 months ended June 30
                                                    2013             2012
                                               --------------------------------

Revenue                                            $4,884,629     $ 3,761,729
Income before income tax - GAAP                    $   82,169     $  (345,995)
Net income (loss)  - GAAP                          $   70,169 a   $  (465,995)a
Net income (loss) per common share - basic - GAAP  $     0.01 a   $     (0.04)a
3 month weighted average shares used in
  computing per share amounts - basic - GAAP        13,169,991      13,169,991


                                                  6 month Operating Cash Flow
                                                       Ended June 30
                                               --------------------------------

Operating Cash flow (6 months). NON-GAAP           $  975,138 b    $1,171,923 b
Operating Cash flow per share excluding non-
  operating items and items not related to
  current operations (6 months) - basic - NON-GAAP $     0.07 b    $     0.09 b
Non-cash Adjustments (6 month) NON-GAAP            $  715,986 c    $  676,426 c
Shares (6 month basic weighted average)in
  computing per share amounts - basic GAAP         13,169,991      13,169,991


Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) Non-GAAP - as of January 2013 the accumulated loss and expenses resulting from the Alberta division can now be used to reduce taxable income from the Illinois division.

b) Non-GAAP - amounts exclude certain non-cash items: depreciation and stock option expense (2013 = $715,986, 2012 = $676,426), interest expense (2013 =
$55,880, 2012 = $61,414), net income tax (2013 = $70,000, 2012 = $680,000), gain on the sale of equipment(2013 = $2,057, 2012= $2,217) and interest income(2013 = $0, 2012= $361). See Operating Cash Flow for other adjustments.

c) Non-GAAP - amounts represent depreciation, stock option expense. Safe Harbor Provision The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.
These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
              615 Discovery Street, Victoria, BC V8T 5G4 CANADA
                                                                   Jason Bloom
                                                             Tel: 250 477 9969
                                                       Toll Free: 800 661 3560
                                                             Fax: 250 477 9912
                                            E-mail: info@flexiblesolutions.com
                                                    --------------------------


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